Exhibit 99.1

Aterian Adds Two Industry Leaders To Its Board Of Directors

Susan Lattmann and Sarah Liebel Bring Significant E-commerce and Financial Expertise

Aterian’s Board Now Majority Female

Greg Petersen to Transition Off Board April 1st

NEW YORK, February 1, 2022 — Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) announced that effective today Susan Lattmann and Sarah Liebel have joined the Company’s Board of Directors (the “Board”). In addition, Greg Petersen plans to transition off the Board effective April 1, 2022, following the end of the first quarter and the reporting of the Company’s 10-K for the 2021 fiscal year.

Lattmann, who is an experienced executive and corporate board director, having spent more than 23 years at Bed Bath & Beyond (Nasdaq: BBBY) in leadership roles, has joined the Compensation and Audit Committee and is expected to chair the Audit Committee following the departure of Greg Petersen. Liebel, who is a seasoned executive in the e-commerce industry with significant experience in revenue generation, has joined the Compensation and Nominating and Corporate Governance Committee.

“We are pleased to welcome Sue and Sarah as new independent directors to the Aterian board.” said Yaniv Sarig, Aterian’s Chief Executive Officer, “They join Aterian at an important time as we continue pursuing our goal of becoming a leading e-commerce platform. They bring incredibly valuable retail and e-commerce expertise to our board and further strengthen our company’s leadership. ”

“We are grateful for Sue’s financial expertise and look forward to transitioning her to Audit Committee Chair when Greg Petersen steps down .” said Bill Kurtz, Aterian’s Lead Independent Director. “I would like to thank Greg for his contributions to the Company and our Board including his leadership of the Audit Committee.”

“I want to thank the other Board members and management for their commitment to the Company” said Mr. Petersen, “ I wish them all the best in achieving their long term goals.”

Lattmann currently serves on the boards of directors of Landsea Homes Corporation (Nasdaq: LSEA), a publicly traded residential homebuilder, Farmer Focus, a private organic chicken company and ArcTrust III, a private growth and income real estate investment trust. Lattmann also serves as Chief Financial Officerfor The Row, an international luxury apparel retailer. Previously, she worked for Bed Bath & Beyond Inc. (Nasdaq BBBY), where she held several roles including Chief Financial Officerand Chief Administrative Officer. She began her professional career with Arthur Andersen LLP and is a certified public accountant.

Liebel currently serves as Chief Revenue Officer at 1stdibs.com (Nasdaq: DIBS) where she oversees the sales and operations teams at the company, including Customer Experience, Logistics, Business Operations, Trade & Private Client sales. Before joining 1stdibs in 2015, Liebel was most recently at Groupon (Nasdaq: GRPN). During her five year tenure there she held a number of leadership roles including running operations & sales at ideeli, a fashion flash sales e-commerce company, after it was acquired by Groupon as well as leading deals on the corporate development team.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our becoming the leading e-commerce platform. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements.

These risks include, but are not limited to: those related to the global shipping disruptions, our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital (including for PPE products) and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including PPE; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699